EXHIBIT 99.2

PRESS  RELEASE

               IMAGING TECHNOLOGIES ACQUIRES CALIFORNIA-BASED PEO
              ANNUAL PEO BILLINGS ESTIMATED TO INCREASE $20 MILLION

SAN DIEGO, March 11, 2002 /PRNewswire/ -- Imaging Technologies Corporation (OTC Bulletin Board: ITEC - news) today reported that it has acquired Enstructure,
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Inc.,  a  California-based  professional  employer  organization  ("PEO").
     Enstructure, a regional PEO, provides small to medium-sized businesses with payroll and human resource services. The Company typically takes additional responsibility for providing health and workers' compensation insurance and other benefits programs.
Enstructure expects to contribute approximately $20 million in annual revenues to ITEC. Enstructure will be integrated with ITEC's SourceOne Group, Inc. subsidiary, which was acquired in November 2001.
SourceOne  had  revenues  of  approximately  $25  million  for  the period ended
September 31, 2001. For the six-month period ended December 31, 2001, ITEC reported PEO services revenues of approximately $7.1 million, accounting for just over one month of consolidated results.
"The addition of Enstructure is an incremental step in ITEC's strategy to build its presence in the PEO business and to leverage our office products and systems business," said Brian Bonar, CEO of ITEC. "Enstructure provides a California base for our PEO business," he added.
     ITEC's business plan has been evolving over the past year. In order to grow the Company more rapidly, ITEC has identified an opportunity to serve its target markets (small to medium sized businesses) by providing certain administrative services. The PEO industry is large and growing, and offers ITEC a way to leverage its office products and services to a large customer base.

ABOUT  IMAGING  TECHNOLOGIES  CORP.
     Imaging  Technologies  Corporation  (OTC  Bulletin  Board: ITEC - news) was
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founded  in  1982.  Headquartered in San Diego, California, the Company produces and distributes imaging products for diverse market segments. ITEC's SourceOne subsidiary is a professional employer organization providing a variety of personnel and human resources services to small to medium-sized businesses. ITEC's office products and systems operations integrate a variety of products, including printers, plotters, copiers, and software, into a seamless, networked solution for clients who are generally small to medium sized businesses. Hardware, software, supplies, and service are bundled together as a systems solution. The Company has developed proprietary software (ColorBlind ) devoted to color management and is an integrator of imaging products and systems. ITEC's e-commerce initiatives, www.dealseekers.com and www.color.com, provide sales and
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service  support  for  consumables such as inks, toner, and paper, and for color education and software products.Information on the Company is available at the ITEC Web site at www.itec.net.
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Statements  in  this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, seasonal changes, and other risks detailed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.